Immediate Release

Contact
Mary Brevard
Director, Investor Relations
& Communications
Phone:  312/322-8683


BORGWARNER RELEASES COMPARABLE 2002 QUARTERLY DATA
FOR ENGINE AND DRIVETRAIN GROUPS


Chicago, Illinois, May 1, 2003 -- BorgWarner Inc. (NYSE: BWA) today released 2002 quarterly sales and earnings before interest and taxes for its Engine and Drivetrain Groups. The company organized its business into these two major groups, Engine and Drivetrain, at the end of 2002. The new structure is expected to provide increased synergies and enhance collaboration to facilitate the company's continued growth as a leader in powertrain innovation and technology.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, PSA and VW. The Internet
address for BorgWarner is: http://www.bwauto.com.   For further information
contact BorgWarner Corporate Communications at 312-322-8500.

Financial Table Follows

# # #

BorgWarner Inc.
2002 Quarterly Segment Information
($ in millions)

Sales          Q1 02     Q2 02     Q3 02     Q4 02          2002
               ------    ------    ------    ------         ------
Drivetrain     253.7      288.3     277.5     302.6         1,122.1
Engine         389.3      434.2     416.5     408.2         1,648.2
Intercompany
 Eliminations  (9.1)      (10.1)   (10.0)     (10.0)         (39.2)
               ------    -------   -------   -------        -------
Total          633.9      712.4     684.0     700.8         2,731.1


EBIT           Q1 02     Q2 02     Q3 02     Q4 02          2002
               -------   ------    ------    ------         -----
Drivetrain      19.6      29.5      22.3      28.0           99.4
Engine          48.9      59.6      47.2      56.7           212.4
               ------    ------    ------    ------         ------
Total           68.5      89.1      69.5      84.7           311.8